Exhibit 99.1
SWIFT TRANSPORTATION COMPANY REPORTS SECOND QUARTER
FINANCIAL AND OPERATING RESULTS
•	Operating Revenue Increases $114.3 Million or 15.5%, over 2010 Second Quarter

•	Operating Income Increases $11.4 Million, or 18.6%, from 2010 Second Quarter

•	Operating Ratio Improves 20 basis points, while Adjusted Operating Ratio* Improves 100 basis points from 2010 Second Quarter
(* 2011 and 2010 results adjusted as detailed below.)

	Three Months Ended June 30,
	2011	2010	Change
	(Unaudited)
	($ in millions, except per share data)
Operating revenue	$850,470	$736,185	15.5%

Revenue excluding fuel surcharge revenue	$672,154	$624,082	7.7%

Operating Ratio	91.5%	91.7%	20	bps
Adjusted Operating Ratio	89.2%	90.2%	100	bps

Diluted EPS	$0.14	$(0.38)	$0.52
Adjusted EPS	$0.18	$(0.08)	$0.26
Phoenix, AZ — July 21, 2011 — Swift Transportation Company (NYSE: SWFT), a multi-faceted transportation services company and the largest truckload carrier in North America, today reported adjusted diluted earnings per share, or Adjusted EPS, of $0.18 per share for the second quarter ended June 30, 2011, compared to an adjusted loss of $0.08 per share in the same quarter of 2010. Diluted earnings per share in accordance with GAAP for the second quarter of 2011 and 2010 was $0.14 per share and a loss of $0.38 per share, respectively. A reconciliation of GAAP results to non-GAAP results, as adjusted to exclude certain non-cash or special items, is provided at the end of this release.
Operating revenue for the second quarter of 2011 increased 15.5% over the second quarter of 2010. Excluding fuel surcharge revenue, revenue increased 7.7% over the second quarter of 2010, driven by a 4.3% increase in trucking volumes and a 4.7% increase in average trucking rates. These increases contributed to a 4.8% increase in productivity, measured by weekly trucking revenue per tractor in the 2011 quarter over the 2010 quarter.
The increases in volumes and pricing were the primary reasons for the 100 basis point improvement in Adjusted Operating Ratio, and were partially offset by increases in fuel and equipment maintenance expenses.
Jerry Moyes, Chief Executive Officer, commented, “We are proud of the efforts of our team in achieving our highest second quarter operating income of the last five years while continuing to maintain excellent customer service, as evidenced by our 12 Carrier of the Year awards so far this year. We are pleased to see rate improvement in line with our expectations and plan to continue our focus on cost control and disciplined execution.”

Net income in accordance with GAAP for the second quarter of 2011 was $19.6 million, or $0.14 per diluted share, compared to a net loss of $23.1 million, or $0.38 per share, in the second quarter of the prior year. The results in accordance with GAAP for the second quarter of 2011 include non-cash charges of $4.3 million pre-tax for the amortization of certain intangible assets recorded in our 2007 going-private transaction and $4.0 million pre-tax in derivative interest expense for the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated in December 2010. The results in accordance with GAAP for the second quarter of 2010 include non-cash charges of $4.9 million pre-tax for the amortization of the same intangibles, as well as $5.7 million pre-tax in derivative interest expense for the change in market value of the interest rate swaps.
We will be filing a Current Report on Form 8-K with the Securities and Exchange Commission to include this press release as well as other supplemental financial information subsequent to the issuance of this press release.
In this press release, in addition to the GAAP results, we present financial results excluding the impact of some or all of the above items in measures such as adjusted operating income and operating ratio, and adjusted EPS. Such measures are not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The calculation of each measure, including a reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.
Conference Call and Web Cast
Swift will hold a live conference call with a slide presentation to discuss these results at 1:00 p.m. Eastern time on Thursday, July 21, 2011. Participants may access the call using the following dial-in numbers: U.S./Canada: (866) 379-9391; International/Local: (706) 634-0901; Confirmation ID: 84216818. The slides presented during the call, as well as a link for the replay, will be available via our investor relations website: http://ir.swifttrans.com/ under the Event Calendar section.
General Information
Swift is based in Phoenix, Arizona. As of June 30, 2011, Swift operated a tractor fleet of approximately 16,900 units comprised of 12,800 tractors driven by company drivers and 4,100 owner-operator tractors, a fleet of 49,300 trailers, and 5,700 intermodal containers from 34 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated, and cross-border U.S./Mexico truckload services through dry van, temperature-controlled, flatbed, and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.
Contact Info:
Jason Bates, Vice President Finance, and Investor Relations Officer
or
Ginnie Henkels, Executive Vice President and Chief Financial Officer
Office: 602-269-9700

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
	(Amounts in thousands, except per share data)

Operating revenue	$850,470	$736,185	$1,609,359	$1,391,015

Operating expenses:
Salaries, wages and employee benefits	202,556	186,918	398,032	364,721
Operating supplies and expenses	58,766	54,221	115,870	102,051
Fuel	168,537	115,494	318,818	221,576
Purchased transportation	223,680	197,789	417,717	373,491
Rental expense	19,224	19,493	37,213	38,396
Insurance and claims	27,876	29,479	50,601	49,686
Depreciation and amortization of property and equipment	51,553	48,403	101,911	108,422
Amortization of intangibles	4,617	5,199	9,344	10,677
Impairments	—	—	—	1,274
Gain on disposal of property and equipment	(700)	(1,757)	(2,955)	(3,205)
Communication and utilities	6,335	6,132	12,795	12,554
Operating taxes and licenses	15,459	13,625	30,717	26,990

Total operating expenses	777,903	674,996	1,490,063	1,306,633

Operating income	72,567	61,189	119,296	84,382

Other (income) expenses:
Interest expense	36,631	62,768	74,132	125,364
Derivative interest expense	4,003	18,292	8,683	42,006
Interest income	(471)	(283)	(938)	(503)
Other	(664)	(1,469)	(1,175)	(1,840)

Total other (income) expenses, net	39,499	79,308	80,702	165,027

Income (loss) before income taxes	33,068	(18,119)	38,594	(80,645)
Income tax expense (benefit)	13,485	4,960	15,806	(4,565)

Net income (loss)	$19,583	$(23,079)	$22,788	$(76,080)

Basic earnings (loss) per share	$0.14	$(0.38)	$0.16	$(1.27)

Diluted earnings (loss) per share	$0.14	$(0.38)	$0.16	$(1.27)

Shares used in per share calculations
Basic	139,479	60,117	138,807	60,117

Diluted	140,716	60,117	139,812	60,117

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Diluted earnings (loss) per share	$0.14	$(0.38)	$0.16	$(1.27)

Adjusted for:
Income tax expense (benefit)	0.10	0.08	0.11	(0.08)

Income (loss) before income taxes	0.24	(0.30)	0.28	(1.34)

Non-cash impairments(b)	—	—	—	0.02
Other special non-cash items(c)	—	—	—	0.12
Mark-to-market adjustment of interest rate swaps(d)	—	0.09	—	0.28
Amortization of certain intangibles(e)	0.03	0.08	0.06	0.17
Amortization of unrealized losses on interest rate swaps(f)	0.03	—	0.06	—

Adjusted income (loss) before income taxes	0.29	(0.13)	0.40	(0.75)
Provision for income tax (benefit) expense at normalized effective rate	0.11	(0.05)	0.16	(0.29)

Adjusted EPS	$0.18	$(0.08)	$0.24	$(0.46)

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)	Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million in the first quarter of 2010.

(c)
Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(d)
Mark-to-market adjustment of interest rate swaps of $5.7 million and $16.8 million in the three and six months ended June 30, 2010, respectively, reflects the portion of the change in fair value of these financial instruments which was recorded in earnings and excludes any portion recorded in accumulated other comprehensive income under cash flow hedge accounting.

(e)
Amortization of certain intangibles reflects the non-cash amortization expense of $4.3 million and $4.9 million for the three months ended June 30, 2011 and 2010, respectively, and $8.8 million and $10.1 million for the six months ended June 30, 2011 and 2010, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(f)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $4.0 million and $8.7 million for the three and six months ended June 30, 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Operating revenue	$850,470	$736,185	$1,609,359	$1,391,015
Less: Fuel surcharge revenue	178,316	112,103	316,133	200,919

Revenue excluding fuel surcharge revenue	672,154	624,082	1,293,226	1,190,096

Operating expense	777,903	674,996	1,490,063	1,306,633
Adjusted for:
Fuel surcharge revenue	(178,316)	(112,103)	(316,133)	(200,919)
Non-cash impairments	—	—	—	(1,274	)(b)
Other items	—	—	—	(7,382	)(c)

Adjusted operating expense	599,587	562,893	1,173,930	1,097,058

Adjusted operating income	$72,567	$61,189	$119,296	$93,038

Adjusted Operating Ratio (d)	89.2%	90.2%	90.8%	92.2%
Operating Ratio	91.5%	91.7%	92.6%	93.9%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharge revenue, (ii) non-cash impairment charges, (iii) certain other items, and (iv) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)	Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million in the first quarter of 2010.

(c)
Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(d)
We have not included adjustments to Adjusted Operating Ratio to reflect the non-cash amortization expense of $4.3 million and $4.9 million for the three months ended June 30, 2011 and 2010, respectively, and $8.8 million and $10.1 million for the six months ended June 30, 2011 and 2010, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

OPERATING STATISTICS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Trucking revenue (1,2)	$602,268	$551,644	$1,156,989	$1,055,151
Weekly trucking revenue per tractor (2)	$3,051	$2,910	$2,957	$2,812
Deadhead miles percentage	11.76%	11.90%	11.94%	12.06%
Average loaded length of haul (miles)	428	436	429	437

Average tractors available for dispatch
Company	11,151	10,783	11,128	10,765
Owner Operator	4,032	3,798	4,002	3,747

Total	15,183	14,581	15,130	14,512

Notes to Operating Statistics:

(1)	In thousands.

(2)	Excludes fuel surcharge, rail, third party carrier, leasing, and other shop and miscellaneous revenue.